EXHIBIT 10.5

A Translation from Chinese Language



                      PROPERTY LEASING AGREEMENT

Tenant:  Shanghai Yiyuan Logistics Co., Ltd. ("Party A")

Lessor:  Oriental Automotive Parts Development (China) Co., Ltd. ('Party B")

Party B owns the second and the third floor of the commercial building located on 1926 Cao An Road, (the "Property"). Party A is a company engaged in the business of providing logistics support services to auto parts related businesses. By their amity, Party A and Party B reaches an agreement as follows:

1. Party B agrees to lease the Property to Party A. The total area of the Property is 3,936.6 square meters.

2.  The Property shall be used only for auto parts related businesses.

3.  Lease term shall be 3 years, from February 20, 2003 to February 19, 2006.

4. Rent and Security Deposit: Rent shall be RMB 3.00 per square meter per day. The total amount of annual rent shall be RMB 4,310,577.00 for the first year of the Lease, and thereafter, 2% of annual increase. Security deposit shall be RMB 200,000.

5. The security deposit of RMB 200,000 shall be paid within 3 days of signing this agreement. The rent is payable each quarter on or before 25th day of the first month of the quarter. The security deposit shall be returned at the date of the expiration of this agreement, if the property is returned without any damages.

6.  Party A's Rights and Obligations:

    (1) During the lease period, Party A shall have the right to use the Property. However, Party A may not alter the property to uses of operations other than sales of auto parts and related businesses. Any setting up, taking to set up or changing piping circuit, house facilities etc. without prior authorization of Party B are permitted. Otherwise, Party A shall be responsible for any losses and damages on the Property.

    (2) During the lease period, Party A shall obey all the laws and regulations in its business operations. The property can not be used for any unlawful operations.

    (3) Party A shall pay rent, property management fee and other related expenses on time.

    (4) Party A shall obey all laws, rules and regulations of doing business in China, and shall be responsible for all environmental, firefighting, and security on the Property.

7.  Party B's Rights and Obligations:

    (1) Party B shall have the rights to monitor the use of the Property leased to Party A.

    (2) Party B shall deliver the Property to Party A 10 days prior to the date of the Lease starts.

    (3) Party B shall be responsible for keeping the Property in good condition, guaranteeing Party A's normal usage.

    (4) Party B shall make its best efforts to assist the Party A doing business, and helping Party A to get services such as business registration, governmental incentive tax matters, insurance, legal matters, etc.

    (5) Party A shall have the right to renew this agreement under the equal terms which Party B may enter into with third parties. The renew notice has to be received by Party B 30 days prior to the expiration date of this agreement.

8.  Disagreements:

    (1) If there are disagreements, the parties shall discuss the disagreements first. If no agreement can be reached, each party may apply for arbitration according to the principles that has been reached prior to or after the event; if an arbitration agreement can be reached, each parties may file legal action to that court that is located in the business place of Party B.

    (2) This agreement shall have four copies, of which two for each party. This Agreement becomes effective upon the signing by both parties.


Shanghai Yiyun Logistics Co., Ltd. (Party A)

Corporate Seal

/s/ Xie Feng
-------------------
Xie Feng



Oriental Automotive Parts Development (China) Co., Ltd. (Party B)

Corporate Seal


/s/ Wang weiming
---------------------
 Wang Weiming

Date:  February 20, 2003